Exhibit 99.1

Contact:

Name: John Moreira or John Gavin

Phone: (781) 441-8338

ir@nstar.com

For Immediate Release                                                                                       March 4, 2011

NSTAR Shareholders Approve Merger with Northeast Utilities

Boston, MA -- NSTAR (NYSE: NST) shareholders today voted to approve the merger and adopt the merger agreement and plan of merger between NSTAR and Northeast Utilities (NYSE: NU).

At a special meeting of shareholders, NSTAR received more than the required approval of two-thirds of the outstanding shares.  Of the shares voted, approximately 94 percent voted in favor of the merger.  Also today, Northeast Utilities shareholders voted to approve the merger.

“Today’s shareholder approval is an important milestone in creating the premier utility company in New England – a larger, stronger and more diversified company with the expertise and financial resources to meet the energy needs of customers throughout the New England region,” said Tom May, NSTAR’s chairman, president and chief executive officer.

Under the terms of the agreement, the companies will come together in a stock-for-stock transaction with NSTAR shareholders receiving 1.312 common shares of Northeast Utilities stock for each common share of NSTAR stock they own.

To date, the companies have satisfied the required waiting period under the Hart-Scott-Rodino Act and Federal Communications Commission approval has been secured. Other state and federal agencies are currently reviewing the merger.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving NSTAR and Northeast Utilities, including future financial and operating results; NSTAR’s and Northeast Utilities’ plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts.  Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties.  There can be no assurance that actual results will not materially differ from expectations.  Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.  With respect to the proposed merger,

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these factors include, but are not limited to: the risk that NSTAR or Northeast Utilities may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus that is included in the definitive proxy statement that was filed by NSTAR with the Securities and Exchange Commission (SEC) on January 5, 2011 and the Registration Statement on Form S-4 (Registration No. 333-170754) that was filed by Northeast Utilities with the SEC in connection with the merger.  Additional risks and uncertainties are identified and discussed in NSTAR’s and Northeast Utilities’ reports filed with the SEC and available at the SEC’s website at www.sec.gov.  Forward-looking statements included in this document speak only as of the date of this document.  Neither NSTAR nor Northeast Utilities undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

Additional Information and Where to Find It

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities.  In connection with the proposed merger between Northeast Utilities and NSTAR, Northeast Utilities filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-170754) that includes a joint proxy statement of Northeast Utilities and NSTAR that also constitutes a prospectus of Northeast Utilities.  Northeast Utilities and NSTAR first mailed the definitive joint proxy statement/prospectus to their respective shareholders, on or about January 5, 2011. Northeast Utilities and NSTAR urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information.  You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov).  You may also obtain these documents, free of charge, from Northeast Utilities’ website (www.nu.com) under the tab “Investors” and then under the heading "Financial/SEC Reports.”  You may also obtain these documents, free of charge, from NSTAR’s website (www.nstar.com) under the tab “Investor Relations.”

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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